Filed with the Securities and Exchange Commission on ________________, 2001

                         Registration No. 33-__________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                          REFERRAL HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)


        NEVADA                        6162                     74-2976026
   --------------            -------------------            --------------
   State or other             Primary Standard               IRS Employer
   jurisdiction of        Industrial Classification      Identification Number
    Incorporation             ("SIC Number")                    ("EIN")


                               111 Congress Avenue
                                    Suite 461
                                Austin, TX 78701
                                 (515) 331-8600
                ------------------------------------------------
                (Name, address and telephone number of principal
                    executive offices and place of business)


                                Glenn A. LaPointe
                               111 Congress Avenue
                                    Suite 461
                                Austin, TX 78701
                                 (515) 331-8600
          ------------------------------------------------------------
          (Address, address and telephone number of agent for service)

                                   Copies to:
                           Charles B. Jarrett, Esquire
                       Griffith, McCague & Fernsler, P.C.
                           The Gulf Tower, Suite 3626
                                707 Grant Street
                              Pittsburgh, PA 15219

Approximate date of distribution to the public: As soon as practicable after the effective date of this Registration Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

========================================================================================================

     Title of Each                                                      Proposed
        Class of                                   Proposed              Maximum           Amount of
     Securities to             Amount to        Offering Price          Aggregate        Registration
     be Registered           be Registered        Per Share          Offering Price           Fee
--------------------------------------------------------------------------------------------------------
      Common Stock
    $0.001 par value          1,600,000(1)         $0.00(2)            $1600.00              $533.00
------------------------ -------------------- ------------------- -------------------- -----------------
      Common Stock
        Purchase
        Warrants             1,600,000(1)          $0.00(2)               $0.00
--------------------------------------------------------------------------------------------------------

(1) Shares of Common Stock and Common Stock Purchase Warrants of the Registrant being distributed to shareholders of Innovation International, Inc.

(2) Based upon the par value of Registrant's shares of Common Stock solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

                          REFERRAL HOLDINGS CORPORATION
                          (A Development Stage Company)
                               111 Congress Avenue
                                    Suite 461
                                Austin, TX 78701
                                 (512) 331-8600

     Referral Holdings Corporation, a Nevada corporation (the "Company") is offering 1,600,000 shares of its Common Stock (the "Shares") and 1,600,000 Common Stock Purchase Warrants (the "Warrants") to the shareholders of Innovation International, Inc. ("Offerees") its former owner ("Inno"). Offerees will not be required to pay for the Shares or the Warrants, which will be distributed without charge on a pro rata basis. This distribution will be made as provided in an agreement among the Company, Inno, Referralfinance.com Corporation (now Referral Finance Corporation) ("RFC") and Glenn A. LaPointe pursuant to which the Company acquired all the outstanding shares of RFC and the company ceased to be owned by Inno. The Company's activities are conducted completely through RFC, a licensed mortgage lender active in brokering, acquiring, holding and selling first liens secured by residential real estate ("Mortgages"). See "Description of Business" on page _____ of this Prospectus and "Management's Discussion and Analysis on Plan of Reorganizations" on page ___ of this Prospectus.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY ANY PERSON WITHIN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE ILLEGAL.

     YOU SHOULD KNOW THERE IS SUBSTANTIAL RISK ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. CAREFULLY CONSIDER "RISK FACTORS" BEGINNING ON PAGE ____ OF THIS PROSPECTUS.

     Neither the delivery of this Prospectus nor any distribution made hereunder shall, under any circumstances, create any implication that the information herein is current as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date, or, in the case of information incorporated herein or therein by reference, since the date of filing with the Securities and Exchange Commission.

               The date of this Prospectus is _____________, 2001

                                TABLE OF CONTENTS

Item
 No.     Description of Item                                  Page
---      -------------------                                  ----

1.       Prospectus Summary                                     3

2.       Risk Factors, Forward Looking
         Statements and Dilution                                4

3.       Use of Proceeds                                        7

4.       Determination of Offering Price                        7

5.       Plan of Distribution                                   7

6.       Legal Proceedings                                      7

7.       Directors, Executive Officers, Promoters               8
         and Control Persons

8.       Security Ownership of Certain Beneficial Owners       10
         and Management

9.       Description of Securities                             12

10.      Interest of Named Experts and Counsel                 16

11.      Disclosure of Commission Position on                  16
         Indemnification for Securities Act Liabilities

12.      Description of Business                               16

13.      Management's Discussion and Analysis                  25
         or Plan of Operations

14.      Description of Property                               30

15.      Certain Relationship and Related Transactions         30

16.      Market for Common Equity and Related                  30
         Shareholder Matters

17.      Executive Compensation                                31

18.      Experts                                               32

19.      Changes in and Disagreements with Accountants         32
         on Accounting and Financial Disclosure

20.      Where You Can Find More Information                   33

21.      Financial Statements                                  33

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus. All references in this Prospectus to the Shares or Warrants are as of __________, 2001 unless otherwise specified. You should carefully consider the information set forth under "Risk Factors" on page _____ of this Prospectus.

                          Referral Holdings Corporation
                             (the "Company" or "We")

     We, a development stage company, were incorporated under the laws of the State of Nevada on April 26, 2000. We are conducting business through a wholly owned subsidiary, Referral Finance Corporation ("RFC" or "Subsidiary"). RFC is a licensed mortgage lender active in brokering, acquiring, holding and selling first liens secured by residential real estate ("Mortgages"). As of the date hereof, the former owners of all the stock of RFC own 98.27% of our issued and outstanding shares of Common Stock. No other stock is presently issued and outstanding.

     We are offering 1,600,000 shares of our Common Stock ("Shares") and 1,600,000 Common Stock Purchase Warrants ("Warrants") at no charge or expense to shareholders of Innovation International, Inc. ("Inno"). No other are being offered Shares or Warrants. After the distribution, there will be 21,647,000 shares of our Common Stock outstanding, 19,700,500 of which (91.01%) will continue to be owned by the former shareholders of RFC.

     We will receive no funds from you. All expenses, such as legal and accounting fees and expenses of mailing, will be paid by the Company from other funds available to us. We are offering the Shares and Warrants directly to you on the basis of one (1) Share and one (1) Warrant for each twenty-five (25) shares of Inno stock owned by you. You will not have to surrender or otherwise change any of your Inno shares.

     The Summary Financial Information has been taken from audited financial statements elsewhere in this Prospectus. It reflects our operations from our date of inception to March 31, 2001. This information should be read together with the financial statements in the Prospectus.

     o    Current  Assets                    $ 20,500
     o    Noncurrent Assets                  $505,495
     o    Current Liabilities                $686,329
     o    Gross Revenues                     $ 82,295
     o    Gross Profits                      $ 35,127
     o    Net Profit (Loss) from
             Operation                    ($1,360,486)

FORWARD LOOKING STATEMENTS, RISK FACTORS AND DILUTION

                           Forward Looking Statements

     This Registration Statement includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the "1934 Act"). These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The Company's future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the Company's ability to control or predict. It should be noted, however, that this protection does not apply to statements made in connection with an initial public offering. Furthermore, the company will comply with its reporting requirements under the 1934 Act after this registration statement becomes effective.


                                  Risk Factors


     The following factors, in addition to the other information discussed elsewhere in this Registration, should be considered by investors before deciding whether to purchase the Company's securities.

Risks Associated With The Company

1. Limited Operating History. The Company was originally organized in February, 2000 and has limited operating history. The Company is, in essence, a relatively new venture and no assurance can be given that the Company will be successful. Accordingly, the Company's limited operating history prohibits an effective evaluation of the potential success of the Company. The Company's viability and continued operations are dependent upon future profitability, its ability to generate cash flow from uncertainties related to the mortgage industry, and other business opportunities. The Company's operations are subject to all of the risks inherent in the establishment of a young business enterprise. The likelihood of success for the Company must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of a new business and the competitive environment in which the Company operates. There can be no assurance that the Company will be able to operate profitably in the future. Its financial objectives must therefore be considered very speculative.

2. Need for Additional Financing. The Company will require additional working capital or other funds within the next 12 months for the expansion of its operations. Management is considering the sale of additional securities, such as subordinated debentures, common stock, warrants and preferred stock to increase the Company's working capital. There is no assurance that the Company will be successful in obtaining additional financing or that such financing will be available upon terms acceptable to the Company. Failure to raise additional capital could result in the Company being unable to continue operations. See "Management's Discussion and Analysis of Plan of Operations-Liquidity and Capital Resources."

3. Conflicts of Interest. The Company's Directors and Officers, are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Thus, there exists potential conflicts of interest including, among other things, time, effort and corporate opportunity, involved in participation with other business entities. A dilution of effort and focus by the Company's Directors and Officers could result in diminished business and ultimately endanger the Company's viability. See "Certain Relationships and Related Transactions."

4. Interest Rate Risks. Prevailing market interest rates, which have an impact on borrower decisions to obtain new loans or to refinance existing loans, affect the Company's ability to originate mortgage loans on two levels. At one level, any change in interest rates can adversely effect the value of loans held by the Company. At the other level, when interest rates decrease, the economic advantages of refinancing mortgage loans increase. Because the Company is actively pursuing purchase money mortgages, any increase in refinance activity may not substantially benefit the Company. An increase in interest rates has historically lowered origination activity. No assurance can be given that the Company will be able to withstand such interest rate fluctuations in the future.

5. Reliance Upon Officers and Consultants. The ability of the Company to operate successfully depends to a substantial degree upon its management and consultants. The assembly and retention of a strong management team is critical to the success of the business.

6. Keyman Insurance. While the Company has obtained keyman insurance on its Chief Executive Officer in the sum of $1,000,000, the insurance may not be enough in the event of the loss of such officer. The loss of the Chief Executive Officer would have an adverse affect on the Company.

7. Competition. The Company may face direct competition from other mortgage companies in the area and it is possible that additional competitors will enter the same markets as the Company's. The competitors may offer lower interest rates than the rates the Company offers, and in some instances, may have products superior to those of the Company. There can be no assurance that the Company will be able to compete successfully with present or future competitors. Competitors may have more effective recruiting systems and better loan officer support. If the Company is not successful at developing proper systems, it could lose clients and employees to competitors. This would diminish the Company's ability to successfully compete and ultimately to survive as a viable enterprise. See "Competition."

8. Risks Associated With Representations and Warranties Made by the Company. When a mortgage loan originator (retail or wholesale) sells a mortgage loan to its investors, it makes certain representations and warranties as to the compliance by the originator with applicable underwriting guidelines. A loan originator or the purchaser of loan servicing rights generally becomes obligated to the investor with respect to the accuracy of those representations and warranties, and if those representations and warranties are incorrect, the investor may require the services or the lender who originated the loan to repurchase the mortgage loan. Consequently, any loss resulting from a material inaccuracy in the representations and warranties would fall on the servicer or the Company as the originating seller/servicer of the loan. The Company will attempt to limit its exposure to repurchase risks through (i) quality control requirements imposed on its origination staff, both internally and through third party quality control experts, and (ii) by negotiating appropriate representations and warranties and indemnification from entities from which it acquires mortgage loans. In addition, with respect to mortgage loans originated by it, the Company will be required in the ordinary course of business, to make representations and warranties to the purchasers of servicing rights, and investors and insurers of such loans. Losses resulting from a material inaccuracy in those representations and warranties would fall on the Company. From time to time, the Company could be obligated to repurchase loans as a result of breach of such representations and warranties. A breach or breaches of representations and warranties could have a material adverse affect upon the financial condition of the Company.

9. Control by the Management. The officers and directors of the Company currently own approximately 99% of the outstanding Common Stock of the Company. Accordingly, the Board and the officers of the Company will exercise control over the Company, including control over the election of directors and the appointment of officers of the Company. This could leave minority shareholders with little, if any ability to influence the Company's activities. After the spin-off, officers and directors will own approximately 90% of the outstanding Common Stock.

10. Dependence on Wholesale Brokers. The Company may depend on independent mortgage brokers, and to a lesser extent, on correspondent lenders, for the origination and purchase of its mortgage loans. These independent mortgage brokers deal with multiple lenders for each prospective borrower. The Company competes with these lenders for the independent brokers' business on the basis of price, service, loan fees, costs and other factors. The Company's competitors also seek to establish relationships with such brokers, who are not obligated by contract or otherwise to do business with the Company.

11. Real Estate Market Conditions. The Company's business may be adversely affected by periods of economic slowdown or recession, which may be accompanied by declining property values. Any material decline in property values reduces the ability of borrowers to use equity in the property to support any borrowings and increases the loan-to-value ratios of mortgage loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. This could adversely affect the availability of capital in the secondary market. Under such circumstances, the Company may not be able to compete with larger competitors, causing the Company to cease as a viable business enterprise.

12. No Prior Public Market for Securities; Possible Volatility of Securities Prices. Prior to this Registration, there has been no public market for the Company's securities. Although the Company intends that its securities will be quoted on the OTC Bulletin Board ("OTCBB") there can be no assurance that the Company's securities will be designated for quotation on OTCBB or, if so designated, that the Company will be able to maintain such designation. There also can be no assurance that an active trading market will develop after this designation, or that, if developed, it will be sustained. Recent history relating to the market prices of newly public companies indicates that there may be significant volatility in the market for such securities because of factors unrelated, as well as related, to such company's operating performance.

13. Fluctuation in mortgage values. As interest rates fluctuate in the market, the value of existing mortgages may be lowered. In addition, when the Company funds and owns a mortgage it provides representations and warranties to the end investor which may cause a repurchase of the loan in the future. Purchase guidelines of the investor may change without notice, causing the Company to have an unsaleable loan. The Company has the majority of its loan production pre-underwritten by the investor prior to closing the loan. There can be no assurance that the Company will be successful in selling its loans at a profit. See (Interest Rate Risks) and (Risks Associated with Representations and Warranties Made by the Company).

                                    Dilution

     There will be no dilution in the value of the Shares you will receive by virtue of the distribution.

USE OF PROCEEDS

     There will be no proceeds to the Company from the distribution. On the contrary, there will be a net expense for attorneys' fees, accounting fees, printing and mailing.

DETERMINATION OF OFFERING PRICE

     There is no offering price payable by you.

PLAN OF DISTRIBUTION

     The Shares and Warrants will be distributed directly to you as of the date of this Prospectus and the date on which the Registration Statement of which it is a part has been declared effective by the Securities and Exchange Commission ("SEC"). Distribution will be pro-rata on the basis of one Share and one Warrant for each 25 shares of Inno you own (rounded up to the nearest whole share). None of our shares have been issued to Inno, and Inno has no right to acquire any. You will receive a copy of the Prospectus together with certificates representing the number of our Shares and Warrants to which you are entitled. We will not attempt to levy any charge against the Shares or the Warrants in the future.

LEGAL PROCEEDINGS

     A graphic arts design supplier, A3 Design, has filed suit against the Company for $36,525.83 due under an alleged agreement to provide services to the Company. The Company feels the suit is without merit and will defend its position vigorously.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Company are elected annually and currently consists of five members. The current members of the Board of Directors and the executive officers of the Company are:


==========================================================================================
                                                                       Director    Term
Name                    Positions held with the Company         Age     Since     Expires
------------------------------------------------------------------------------------------

Glenn A. LaPointe       Chairman, President, Chief              38       2000       2001
                        Executive  Officer and Director

David C. Farrar         Chief Financial Officer                 38       N/A          -

Marshall Sanders III    Executive  Vice  President  of          35       2000       2001
                        Branch  Operations and Director

Roel Covarrubias        Executive  Vice  President  of          26       2000       2001
                        Non-Conforming  Loan Division,
                        Secretary and Director

Terry G. Hartnett       Director                                         2000       2001

Jeffrey H. Dell         Compliance Officer, Officer of          54       N/A          -
                        Legal Affairs

Ty Davidson             Executive Vice President and            26       2000       2001
                        Director

Patricia M. Dell        Underwriting Supervisor                 48       N/A          -

==========================================================================================

Glenn A. LaPointe has been Chief Executive Officer of the Company since its inception in 2000. From May 1994 to January 2000, Mr. LaPointe developed a start up company that ultimately became Texas Financial Corporation. In March 1997, Mr. LaPointe sold his interest in Texas Financial to the remaining partners in order to organize Austin Funding.com. From March 1997 to January 2000, Glenn A. LaPointe served as Chief Executive Officer and President of Austin Funding Corporation.

David C. Farrar has been Chief Financial Officer of the Company since its inception in 2000. From 1994 to 2000, Mr. Farrar has worked as a staff accountant for several Austin, Texas-based CPA firms. He has specialized in tax planning and compliance. Mr. Farrar is a Certified Financial Planner.

Marshall Sanders, III has been Vice President of Branch Operations of the Company since its inception in 2000. From 1994 to 1996, Mr. Sanders was employed as Area Sales Manager for Wells Fargo Bank in Austin, Texas. From 1996 to 1997 he was a mortgage loan officer for Savings of America in Austin, Texas. From January to October 1997, Mr. Sanders was a mortgage loan originator for Advanced Mortgage in Round Rock, Texas. From November 1997 to present, Mr. Sanders actively manages Vanguard Mortgage an Austin, Texas company he co-founded.

Roel Covarrubias has been Executive Vice President of the Non-Conforming Loan Division of the Company since its inception in 2000. From 1993 to 1997, Mr. Covarrubias was employed as a Senior Service Advisor for Montgomery Wards Auto Center. In 1997 he began working for Luke Fruia Motors. In 1998 he changed his focus to the mortgage industry and began working for Hope Mortgage as a loan processor. He was an account executive with Austin Funding from 1998 to 2000.

Jeffrey H. Dell has been the Compliance Officer and Director of Legal Affairs for the Company since its inception in 2000. From 1991 to 1995, Mr. Dell worked as Assistant Vice President of Compliance at Household Bank, f.s.b., in Wood Dale, Illinois. From 1995 to 1997, Mr. Dell worked as Assistant Vice President at Household Financial Services in Elmhurst, Illinois. His responsibilities included being client sales liaison and making sales calls on potential sellers of B/C loans. From 1997 to 1998, Mr. Dell worked at Industry Mortgage Group as Southwest Mortgage Sales Director in Tampa, Florida. His responsibilities included the coordination of the sales effort for the southwest region, which contained New Mexico, Texas, Louisiana, Arkansas, Oklahoma, and Kansas. From 1998 to 2000, Mr. Dell held the position of Vice President of Secondary Marketing and Compliance for Austin Funding.com in Austin, Texas.

Ty J. Davidson has been Branch Coordinator for the company since June 2000. From 1996 to 2000, Mr. Davidson worked as an educator in several areas of Texas. In that time, Mr. Davidson's responsibilities were counseling, supervising parent-teacher communication, receiving tuition installments, purchases, program grants, and training of new staff. From 1992 to 1996, Mr. Davidson attended The University of Texas at Austin where he received an Honors Bachelor of Arts in Sociology.

Patricia M. Dell has been the Underwriting Supervisor of the Company since its inception in 2000. From 1993 to 1995, Ms. Dell served as a due diligence underwriter for Household Financial Services, the sub-prime mortgage operation of Household International. From 1995 to present Ms. Dell has been proprietor of a resort in the Arkansas Ozarks and has engaged in freelance contract quality control, file audit and underwriting assignments.


There are no familial relationships among these individuals except the Dells are husband and wife.

The Company's Articles of Incorporation provide there shall be at least one director but no more than five directors. Directors are elected for a one-year term and serve until the next annual meeting of shareholders or until their successors have been elected. The Articles further provide that the number of directors may be increased or decreased by duly adopted amendment to the Bylaws.

The Company does not currently compensate its directors for their service in such capacity. The Board of Directors, acting as a nominating committee, nominates directors to be elected to the Board.

The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Company are as set forth in the above table. Executive officers of the Company receive no remuneration in their capacity as the Company's executive officers. For information regarding compensation of directors and executive officers of the Subsidiary, see "Executive Compensation."

Board Committees

The Company's Bylaws provide that the Board of Directors may establish such committees as they shall deem necessary and appropriate with such authority as the Board shall determine. Upon the registration statement's becoming effective, the Board of Directors shall establish an Executive Committee, an Audit Committee, and a Compensation Committee. Additional committees shall be appointed as and when deemed necessary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

As of the date of this registration statement, the authorized capital stock of the Company consisted of (1) One Hundred Million (100,000,000) shares of Common Stock. per value $0.001 of which Twenty Million, Forty Seven Thousand (20,047,000) shares are validly issued, outstanding, fully paid and non-assessable and (2) Five Million (5,000,000) shares of Preferred Stock, none of which are issued and outstanding.

The following table sets forth, as of the date of this registration statement, the beneficial ownership of the Company's 20,047,000 outstanding shares of Common Stock by (1) the only persons who own of record or are known to own, beneficially, more than 5% of the Company's Common Stock; (2) each director and executive officer of the Company; and (3) all directors and officers as a group.


=======================================================================================
                                                                            Percentage
Name and Address             Relationship                  No. of Shares    of Class(1)
----------------             ------------                  -------------    ----------

Glenn A. LaPointe            Chairman, President,            9,079,148        45.92%
9002 Jolly Hollow Drive      Chief Executive
Austin, TX  78750            Officer and Director

Roel Covarrubias             Executive Vice President,       3,281,620        16.60%
4500 East Oltorf Drive       Secretary and Director
Unit 417
Austin, TX  78741

Ty Davidson                  Executive Vice President        3,281,620        16.60%
2664 Gateridge Drive         and Director
Austin, TX  78745

Marshall Saunders, III       Executive Vice President        1,093,873         5.53%
802 Point Run                and Director
Pflugerville, TX  78660

David C. Farrar              Chief Financial Officer         1,093,873         5.53%
7610 Islander Drive
Austin, TX  78749

Jeff Dell                    Compliance Officer              1,640,810         8.30%
207 Wits End Lane
Peel, AR  72668
--------------------------------------------------------------------------------------
Officers and Directors, as                                   19,470,944        98.47%
a group (6 persons)
======================================================================================

(1) The Company is contractually obligated to issue 1,600,000 shares of Common Stock and 1,600,000 Common Stock Purchase warrants to shareholders of Innovation International. See Exhibit 2. Inasmuch as they are not outstanding, these shares are not included in the total of the class for the purpose of determining the percentages of ownership.

DESCRIPTION OF SECURITIES

COMMON STOCK

The Company is authorized to issue 100,000,000 shares of Common Stock, $.001 par value. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. There are 20,047,000 outstanding shares of Common Stock, all of which are fully paid and nonassessable. The Company is contractually obligated to issue 1,600,000 shares to shareholders of Innovation International.

PREFERRED STOCK

The Company is authorized to issue 5,000,000 shares of Preferred Stock, $.001 par value, with rights, preferences and limitations to be determined by the Board of Directors. No shares of Preferred Stock are presently outstanding.

WARRANTS

The Company is contractually obligated to issue 1,600,000 Common Stock Purchase Warrants to shareholders of Inno. Each Warrant entitles the holder to purchase one (1) share of Common Stock at $1.25 per share. The Warrants expire on June 30, 2002 and are redeemable solely by the Company at any time on thirty (30) days written notice at a price of $0.25 per Warrant. The Warrants will not be issued until this Registration Statement of which this Prospectus is a part has been declared effective

The following discussion is a summary of material provisions of the Company's Articles and Bylaws and certain other state law provisions, which may be deemed to have an "anti-takeover" effect and could potentially discourage or even prevent a bid for the Company which might otherwise result in stockholders receiving a premium for their stock. Further, ownership restrictions imposed by state and federal law could potentially serve as a basis to invalidate or otherwise restrict the use or exercise by management or others of revocable proxies. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Articles and Bylaws, reference should be made in each case to the document in question.

Provisions of the Company's Bylaws Affecting a Change in Control. Certain provisions of the Bylaws may provide the Board with more negotiating leverage by delaying or making more difficult unsolicited acquisitions or changes of control of the Company. It is believed that such provisions will enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Board to be in the best interests of the Company and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the management of the Company without the concurrence of the Board. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board, (ii) requirements for advance notice for raising business or making nominations at stockholders' meetings and (iii) the requirement of a super-majority vote to remove directors with or without cause.

The requirement of a 70% supermajority vote to remove directors may make it more difficult to change the composition of the Board.

Advance Notice for Raising Business or Making Nominations at Meetings. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board, or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make the determination of whether business has been properly brought before such meeting. Only persons who are nominated by, or at the direction of, the Board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting must be personally delivered or sent by United States mail, postage prepaid, to the Secretary of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the scheduled date of such meeting is first made. Similarly, notice of nominations to be brought before a special meeting must be received by the Secretary not earlier than the 90th day prior to such special meeting and not later than the close of business on the 60th day prior to such special meeting or the tenth day following the date on which notice of such meeting is first given to stockholders.

The notice of business to be brought before an annual meeting by a stockholder must set forth, as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Articles or the Bylaws, the text of the proposed amendment; the name and address, as they appear on the Company's books, of the stockholder proposing such business; a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; any material interest of the stockholder in such business; and if the stockholder intends to solicit proxies in support of such stockholder's proposal, a representation to that effect.

The notice of any nomination for election as a director must set forth the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the Commission had each nominee been nominated, or intended to be nominated, by the Board; the consent of each nominee to serve as a director if so elected; and, if the stockholder intends to solicit proxies in support of such stockholder's nominee(s) without such stockholder having made the foregoing representation, a representation to that effect.

The Company expects to hold its first annual meeting of stockholders in July, 2001. Each stockholder will have until the close of business on the tenth day following the day on which the first public disclosure of the date of such first annual meeting is made to give notice to the Company, in proper form, of such stockholder's intention to bring any matter before such first annual meeting.

Nevada General Corporation Law ("NGCL"). The terms of Chapter 78 of the NGCL apply to the Company since it is a Nevada corporation.. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles and By-laws do not exclude the Company from such provisions of the NGCL. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Control Share Acquisitions. Pursuant to Sections 78.378 to 78.3793 of the NGCL, an "acquiring person" who acquires a "controlling interest" in an "issuing corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. "Control shares" means those outstanding voting shares of an issuing corporation that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation which is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation. The above provisions do not apply if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. As noted above, the Articles and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

Certain Business Combinations. Sections 78.411 to 78.444 of the NGCL restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years after the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means a Nevada public corporation that has 200 or more stockholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. As noted above, the Articles and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

Rights and Options. Section 78.200 of the NGCL provides that a corporation may create and issue, whether in connection with the issue and sale of any shares of stock or other securities of the corporation, rights or options for the purchase of shares of stock of any class of the corporation, to be evidenced by such instrument as is approved by the board of directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price at which, any such shares may be purchased from the corporation upon the exercise of any such right or option must be fixed and stated in the Articles or in a resolution adopted by the board of directors providing for the creation and issuance of such rights or options, and, in every case, set forth or incorporated by reference in the instrument evidencing the rights or options.

Directors' Duties. Section 78.138 of the NGCL allows directors and officers, in exercising their respective powers with a view to the interests of the corporation, to consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, the interests of the community and of society and the long and short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors may resist a change or potential change in control if the directors, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of the interests set forth above or if the board has reasonable grounds to believe that, within a reasonable time, the debt created as a result of the change in control would cause the assets of the corporation or any successor to be less than the liabilities or would render the corporation or any successor insolvent or would lead to bankruptcy proceedings.

INTEREST OF NAMED EXPERTS AND COUNSEL

The experts named in the Registration Statement and Prospectus were not hired on a contingent basis and have no direct or indirect interest in our Company. Our attorneys and accountants will receive no Shares in the distribution.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer [Company] pursuant to the foregoing provisions or otherwise, the small business insurer [Company] has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Traditional United States Mortgage Market

Management has had no special reports on industry statistics and trends prepared for the Company. Any information cited is available to the general public. The Mortgage Bankers Association estimates the United States mortgage market to total over $4.3 trillion in terms of loans outstanding.

Management views the mortgage industry as divided broadly into four major segments today:

     - mortgage origination -- sourcing, verification and documentation of mortgage loans, typically done by mortgage brokers and single-source lenders;

     - mortgage funding -- underwriting, funding and selling closed loans to mortgage loan purchasers;

     - securitization -- aggregating loans for sale into the secondary market; and

     - servicing -- ongoing billing, collection and foreclosure/collateral management.

Over the past two decades, the mortgage industry has evolved dramatically. Until the late 1970's, the mortgage market was primarily a captive banking market where retail banks and savings and loan institutions originated loans through their branches, underwrote and closed loans internally, funded loans from their own customer deposits and then serviced the loans themselves. This internal chain of production was broken by the emergence of the pure mortgage bank that could buy mortgages from mortgage brokers and sell to government sponsored mortgage investors, such as FNMA and FHLMC and the development of a large, liquid secondary funding and trading market for mortgage debt. This efficient new market for mortgage funding made it viable for the first time to uncouple from the large retail banks both the front-end functions of mortgage origination and mortgage funding and the back-end function of servicing.

A significant transformation of the mortgage origination, banking and servicing businesses into specialized functions conducted primarily by independent companies has also occurred during the last two decades. This transformation has created both a large, concentrated and efficient secondary mortgage market and a large, fragmented and inefficient mortgage origination and banking market. There are over 20,000 mortgage brokerage operations in the United States, according to the National Association of Mortgage Brokers.

Current Market Environment

         The Mortgage Bankers Association of America published the following housing industry statistics on January 18, 2001:

   ============================================================================
   Housing Measures (000)                          1999      2000        2001
                                                          (Forecast)  (Forecast)
   ------------------------------------------     -----      -----      -----

   Total Housing Starts                           1,676      1,600      1,585

   ------------------------------------------     -----      -----      -----
   Existing Home Sales                            5,197      5,000      4,947
   New Home Sales                                   907        900        901
   ------------------------------------------     -----      -----      -----
   Total Home Sales                               6,104      5,900      5,848
   ------------------------------------------     -----      -----      -----

   Mortgage Originations (Bil.$)                  1,285      1,024      1,412
   Refinance Share                                   50%        36%        19%
   ----------------------------------------------------------------------------

Management believes that as the Federal Reserve lowers rates to keep recession at bay in 2001, a corresponding increase in refinances may occur for 2001. This projected increase in refinances may not offset an overall decrease in the number and dollar volume of mortgages originated. Participants in the marketplace may be competing for a larger share of a diminishing market.

Business Strategy

Legislation over the last few years has brought many changes for the mortgage broker. States which have never had licensing requirements for mortgage brokers have laws in place that, for example, require independent mortgage brokers to maintain specific net worth, bonding, insurance, and various compliance issues, which create a significant barrier to entry for many in the industry. This may leave the mortgage broker with only three options: exit the business, join a firm as a loan officer or join a firm as a branch lender. The Company's business strategy will be to acquire these independent mortgage brokers as employees by providing them with an investor base, the ability to originate FHA loans, operational support and compliance support. The Company also hopes to increase its market share through acquisitions of other mortgage companies with desirable income and/or assets which would enhance the Company's overall market position, although it has no immediate targets.

Thousands of mortgage brokers throughout the U.S. are already employed in similar arrangements. On May 1, 2000, the U.S. Department of Housing and Urban Development (HUD) issued Mortgagee Letter 00-15. This letter outlined prohibited "net branch" arrangements and offered an acceptable alternative compensation arrangement which will be used by the Company to maintain HUD compliance. Acceptable compensation arrangements allow the branch manager to earn the net profits of the branch but not be required to contribute to any losses incurred by the branch. This arrangement will require employers to exercise additional diligence and incur the associated cost of doing so to insure that the branch operates at a profit. A failure to do so will result in the Company absorbing the resulting loss. This does not give the Company an advantage over competitors. It simply keeps the Company compliant with HUD while other competitors may not be taking similar steps.


Mortgage Brokers joining the Company as Loan Officers or as a retail loan branch will be exempt from meeting some licensing and regulatory compliance requirements on their own. Specifically, as employees of the Company, they will not be required to individually maintain HUD approval, errors and omissions insurance, fidelity bonding and business tax reporting. Additionally, employees of the Company are not required by investors to be individually approved. These requirements are deferred to the Company as an employer. A mortgage broker acting as a loan officer or retail loan branch of RFC maintains control of their day-to-day operations.

Given the current market and technological conditions, management plans to modify the Company's website. Management has entered into negotiations with several entities to provide the upgrades to the website but has not currently selected vendors for this function.

Marketing

In order to be a viable enterprise, the Company must successfully execute two distinct marketing plans. The first marketing plan is to recruit individuals in the industry as employees. The second marketing plan is to recruit borrowers to become active clients of the Company's employees.

Management believes that both plans will be aided by taking a role as educator in the marketplace.

With regard to using education to recruit loan officers, the Company has conducted three training seminars in the past two months to nineteen individuals wishing to enter the industry. Ten of these trainees currently submit loans to the Company. Management plans to refine this three day loan officer training and offer it at no cost to attendees, to a broader audience as a tool to recruit new loan officers. While management believes these training seminars will be a valuable tool in developing new employees, it has no specific plan and no assurance can be made that one will be developed.

With regard to using education to attract borrowers, management hopes to develop educational seminars for homebuyers and real estate sales agents. The purpose of these seminars would be to present loan programs and procedural information at no cost to attendees. While management believes these training seminars will be a valuable tool in developing new clients, it has no specific plan and no assurance can be made that one will be developed.

Management believes that by assuming a role as educator in the marketplace, the Company will generate extensive credibility as well as assist its retail loan branches in generating new business. This will be accomplished by presenting seminars to educate new and existing mortgage professionals in various aspects of the industry.

The Company will also seek out and attempt to recruit those individuals with an established track record of sourcing and closing loan acquisitions. One task facing management is that of determining which sources of product (loans) are profitable and which are not. A cost/benefit analysis will be performed in which the Company will evaluate individuals by reviewing ratios of the percentage of closings to loan submissions, the dollar volume of revenues to loan submissions and several intangible factors including teamwork with other employees of the Company. Those individuals or sources of transactions that are not profitable will be eliminated.

In addition to the previous elements, management intends to pursue a number of ongoing promotional tactics including the following:

     o Promotion campaigns will include television, radio, print, and on-line vehicles. Advertising and publicity campaigns will focus of brand building, capturing new customers, and reminding past customers of the Company.

     o Management plans to advertise in mortgage trade publications to recruit mortgage brokers. Management will monitor current trends, popularity, and audiences of trade magazines when selecting an appropriate publications.

     o A website was initially developed by A3 Design, an Austin, Texas graphic design firm. This website was primarily a holder page with little or no functional utility.

     o On May 17, 2001 the Company entered into an agreement with Ellie Mae, Inc., a Pleasanton, California mortgage software and Application
          Service Provider, to host the Company's web site and provide the software platform to interact with clients online. This site upgrade went live on June 15, 2001. More information on Ellie Mae's products and services is available at their website located at www.elliemae.com.

Products And Pricing

The Company will offer various loan programs through its loan officers and retail loan branches. Because the loan officers and retail loan branch employees are employees of the Company, they will be representing the Company's loan products directly to borrowers at the retail level.

Utilizing three distinct loan products (conventional, government, and non-conforming), the Company will target the purchase money market (home buyers) with lesser emphasis on home refinances. Additionally, the Company will focus on originating A paper loans (conventional and government insured) with a plan that 85 percent of Company sales will be attributed to these loans. Non-conforming loans, loans where the borrower has non-traditional income, credit, or property issues, will make up the additional 15 percent.

The Company will have several alternative financing programs to offer its borrowers. These include conventional, government insured, and non-conforming.

Conventional loans are mortgages that are not backed by government insurance programs. These loans are purchased from the Company by an investor conduit, and re-sold to the major secondary market agencies Fannie Mae (FNMA) and Freddie Mac (FHLMC). These loans may carry fixed or variable (ARM) rates with repayment terms that best suit the borrower's needs. Down payments as little as 5 percent are not uncommon, although mortgage insurance may be required for loans with less than 20 percent down.

Fannie Mae and Freddie Mac are the two largest secondary market agencies/corporations which purchase closed loans from mortgage lenders. They do not lend money directly to buyers, but work with lenders to ensure a continuous flow of funds in support of home ownership. Fannie Mae and Freddie Mac purchase and package mortgages into securities that are sold to investors.

A loan bought by Fannie Mae and Freddie Mac must meet many requirements, including a loan amount ceiling. A loan meeting all Fannie Mae and Freddie Mac requirements is said to be "conforming." The following are the 2001 conforming loan limits for Fannie Mae and Freddie Mac:

     ====================================
     One-family                  $275,000

     Two-family                  $351,950

     Three-family                $425,400

     Four-family                 $528,700
     ------------------------------------

The second financing alternative a mortgage broker has access to are government program loans: Federal Housing Administration (FHA) and Veterans Administration
(VA).

Federal Housing Administration (FHA)
FHA loans are insured by the Federal Housing Administration. These loans are reserved for first-time home buyers and low-to-moderate income borrowers. Down payments may be as little as 3 percent with a fixed or adjustable interest rate.

The maximum loan amount is regionally determined, by the Department of Housing and Urban Development (HUD).

Veterans Administration (VA)
VA financing is currently available to more than 29 million service personnel and veterans. With no down payment requirements and lower than ordinary interest rates, this is an attractive option to those who qualify.

Four financing alternatives are available (source: VA Home Loans:
A Quick Guide for Homebuyers & Real Estate Professionals - http://www.hsh.com/pamphlets/va-info.html):

     o    Traditional Fixed Payment - constant principal and interest.

     o Adjustable Rate Mortgage (ARM) - lower initial interest rate may allow qualification for a higher loan amount. Annual interest rate adjustment is limited to 1 percent and the maximum increase in the interest rate over the life of the loan is capped at 5 percent.

     o    Graduated   Payment  Mortgage  (GPM)  -  low  initial  payments  which gradually rise to a level payment starting in the sixth year.

     o Growing Equity Mortgages (GEMs) - gradually increasing payments with all of the increase applied to principal, resulting in an early payoff of the loan (only available in some areas).

On June 15, 2001 the Company entered into an agreement with Tricoast Mortgage Services, an Austin, Texas based mortgage lender, to facilitate the origination of VA loans.

The mortgage broker's third financing alternative for residential mortgages are non-conforming loans. Generally, non-conforming loans can be differentiated on the basis of the following:

     o Non-Traditional Credit - an example would be a borrower with a credit history falling below FNMA and FHLMC requirements.

     o Non-Traditional Income - inconsistent income history may force a borrower into a non-conforming loan; No Income Verification/Alt. A loans fall into this category - loans made almost exclusively on credit, with little or no income verification.

     o Non-Traditional Property - Jumbo loans (loans exceeding the Fannie Mae and Freddie Mac limits) may force a borrower into this category.

Non-conforming mortgage loans are inherently more risky than conventional mortgage loans. The Company's plan to originate non-conforming loans exposes it to greater risk than would be associated with exclusively originating conventional mortgages. Non-conventional loans typically carry less pricing risk because they are not as interest-rate sensitive and tend to fluctuate less in value. There is however, a greater risk in terms of the overall sale-ability of the loans. Because the non-conventional market has no set standards, loan programs offered by various lenders may terminate without notice. This may leave a particular loan with few or no investors in the secondary market. In this event, the Company would be forced to own the loan to maturity.

The Company has no plans to originate 125 percent LTV (loan-to-value) "cash out" loans - loans that allow homeowners to borrow more than their home is worth - up to 125 percent of the value or Texas Home Equity loans. The Company does intend to broker these products in arrangements where there is no recourse and no liability is generated against the Company. This is accomplished by the Company obtaining investor approvals as a broker as opposed to correspondent approval where there is greater contingent liability. With a broker approval, the Company is not responsible for underwriting, funding or servicing loans originated under the broker agreement. In addition, the potential recourse is typically limited to fraud in the loan file. With a correspondent approval the Company is typically responsible for recapture of various fees and borrower performance. Correspondent lenders fund, own and are in the chain of title of loans they originate. Brokers merely facilitate the packaging and logistics of the transaction for a fee and never fund, own or enter into the chain of title on a loan.

The Company intends to underwrite all loans to standards established by the ultimate investor. By either owning the loan for a short period of time (less than 30 days) or immediately selling the loan to the investor, the Company's risk exposure may be reduced.

The Company's only product offered to the public is mortgages. Any other developments such as improvements in technology or marketing are for internal use only.

Funding Sources

The Company requires access to cash to facilitate the funding and closing of originated loans. These funds are provided on a short-term basis by financial institutions that specialize in providing warehouse lines of credit. The term warehouse credit line refers to a secured revolving credit line or repurchase agreement which allows the borrower to pledge a mortgage against the funds to hold or "warehouse" the loan. Typically, warehouse lines offer 90 day terms at some interest rate above prime rate.

The Company may require multiple warehouse agreements. Failure to obtain sufficient warehouse lines could adversely effect the Company and its operations. The Company entered into an agreement with Sterling Bank & Trust for an initial warehouse credit facility of $5,000,000 on May 26, 2000. This credit line provides for a 90 day holding period at 2% over prime rate on completed
(dry) fundings or 3% over prime rate on incomplete (wet) fundings. In addition, the Company is charged $150.00 per funded loan. This credit facility is renewable annually by mutual agreement. While there has been no renewal in writing, the Company has used the facility since the expiration of the written agreement by mutual verbal agreement with Sterling. There has been no written termination of the facility by either party.

A warehouse line is accessed when the Company submits the mortgage loan to the warehouse bank for funding along with the borrower's commitment to purchase the loan. The warehouse bank receives a per loan fee from the Company plus interest on the unpaid principal balance of the loan for the time the loan is in the warehouse.

Loan Sales

The Company originates and purchases all of its mortgage loans with the intent to sell the mortgage loans, without retaining any interest therein, and in the related servicing rights into the secondary market unless required to do so for a period of 30-60 days by the purchaser. The mortgage loans are sold without recourse primarily to institutional investors, national banks and mortgage lenders. As part of the sale, the Company provides representations and warranties which are customary to the industry and cover such things as compliance with program standards, laws and regulations as well as the accuracy of the information. In the event of a breach of these representations and warranties, the Company may be required to repurchase these mortgage loans and/or may be liable for certain damages. Normally, any repurchased mortgage loan can be corrected and resold back to the original investor. Since March of 2000 when the RFC began its business, the Company has had to repurchase no mortgage loans.

The Company holds the originated or purchased mortgage loan for sale from the time that the mortgage loan application is submitted by the borrower until the time the mortgage loan is sold to an investor. During that time, the interest rate on the mortgage loan might be higher or lower than the market rate at which price the Company can sell the mortgage loan to an investor. Therefore, a market gain or loss may result on the mortgage loan. An increase in interest rates would devalue existing mortgages and therefore could adversely effect the Company.

Competition

The National Association of Mortgage Brokers reports that there are more than 30,000 mortgage brokerage operations in the U..S., employing an estimated 200,000 people. Mortgage brokers originate well over half of the home sales each year, which indicates they originate more mortgages than any other group in the nation. The U.S. Department of Housing & Urban Development reported that 56% of mortgage originations were made by mortgage companies in 1997 compared to only 22% in 1980.

The mortgage lending industry is highly fragmented with many players serving the borrowing community. The Company will face competition on many fronts, both at the retail sales level and in the area of retaining quality mortgage brokers. Borrowers have a plethora of financing alternatives including: consumer finance companies, mortgage banking companies, independent mortgage brokers, savings banks, community banks, credit unions, thrift institutions, credit card issuers, insurance companies, FHLMC and other entities engaged in mortgage lending.

The Company will face the challenge of recruiting and retaining high quality mortgage brokers. The Company is a first stage company with limited capital resources. This may make it difficult for the Company to successfully compete against larger, better capitalized firms in the marketplace.

Competition among industry players can take the form of interest rates, loan origination fees, term and amount of loan, marketing and distribution channels (including on-line applications), customer services, and convenience of obtaining a loan.

While management believes there are competitors who operate with a similar business model, there is no readily available financial or other information on which management may rely; therefore it is not feasible to accurately discuss those competitors. Any attempt to do so would be based on rumor and hearsay.

Seasonality

The mortgage loan origination business is generally subject to seasonal trends. These trends reflect the general pattern of sale and resale of homes. Loan origination typically peaks during the spring and summer seasons, and declines to lower levels from mid-November through January. The mortgage servicing business is generally not subject to seasonal trends.

Regulation

The Company's operations are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act, as amended, and Regulation B, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting the Company's activities.

The Company is also subject to the rules and regulations of, and examinations by, state and federal regulatory authorities with respect to originating and processing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, govern inspections and appraisals of properties and credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement action.

In Spring 1999, the Texas Legislature approved Senate Bill 1074 which provides for licensing of residential mortgage brokers. The Texas Savings and Loan Department is the licensing and regulatory agency. A mortgage broker or a mortgage broker's loan officer must meet continuing education requirements in order to maintain that license. The law took effect on September 1, 1999, but an individual brokering mortgage loans was not required to be licensed until January 1, 2000. Mortgage bankers and their employees are exempt from this mortgage broker licensing legislation. A mortgage banker is defined as any individual or entity who is a HUD approved mortgagee with direct endorsement underwriting authority or an approved seller or servicer for either FNMA or FHLMC or an approved issuer for GNMA. Since May 22, 2000, RFC has been a HUD approved mortgagee and is therefore exempt from any licensing requirements under the new law.

There can be no assurance that the Company will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult and more expensive for the Company.

Employees

At July 31, 2001, the Company employed 14 persons, 9 of whom were full-time employees. Of these, 11 are employed at the Company's Austin, Texas headquarters and 3 are employed in the Company's Brownsville, Texas office. None of the Company's employees are represented by a union. The Company considers it relations with its employees to be good.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and the other financial information appearing elsewhere in this filing. In addition to historical information, the following discussion and other parts of this filing contain forward-looking information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with the Company's expansion plans and other factors discussed herein.

Financial Condition

March 31, 2001 Compared to March 31, 2000. Current assets decreased by approximately $29,952 represented by the decrease in cash. This decrease results from operations of the Company's business activities during the period. Non-current assets (primarily investments) decreased by $964,505 representing the complete write-down in the value of marketable securities that were no longer publicly traded and for which no quotation was available for $1,470,000 and an increase in a deferred tax asset of $505,495. The approximately $ 994,457 decrease in total assets results from a combination of the influences described above.

The increase in current liabilities of $ 281,329 results from an increase in all categories of current liabilities, principally consisting of increased mortgage secured debt and amounts due to related parties. This increase results from the Company's business activities during the period.

Stockholders equity declined by $1,275,786. This is directly attributable to and primarily the result of the complete write-down in the value of marketable securities noted above.

Results Of Operations

Operating Results for the year ended March 31, 2001 included $82,295 in revenues from the Company's production resulting in an operating loss of $455,192. The Company elected to write down its investment in marketable securities to zero, resulting in a $1,470,000 loss. Revenues through March 31, 2001 were derived from loan originations.

Liquidity And Capital Resources

The Company may consider acquisitions of other mortgage businesses as part of implementing its strategies. Presently there are no specific plans for such expenditures.

Cash flow requirements depend on the level and timing of the Company's activities in loan originations in relation to the timing of the sale of such loans. In addition, the Company requires cash flow for the payment of operating expenses, interest expense and capital expenditures. Currently, the Company's primary sources of funding are borrowings under its $5,000,000 warehouse lines of credit with Sterling Bank & Trust, proceeds from the sale of loans in the secondary market and internally generated funds.

The Company funds its growth, in large part, from its access to lines of credit and its operating activities. The Company has been additionally capitalized by the stockholders of RFC. See "Certain Relationships and Related Transactions." There can be no assurance that the Company will be able to employ the additional capital and credit resources to fund transactions which result in a profit to the Company. The success of the Company's mortgage origination business is dependent upon the availability of mortgage funding at reasonable rates. Although there has been no limitation on the availability of mortgage funding in the last few years, there can be no assurance that mortgages at attractive rates will continue to be available. If operations do not become profitable, the Company will be required to raise additional funds in the next twelve months in the form of borrowings similar to those obtained in the past nine months.

The Company will be required to obtain additional capital to achieve its long-term objectives. The Company has no commitments to obtain such capital and there can be no assurance that such capital will be available to the Company in the future or, if available, will be on terms acceptable to the Company. If the Company is unable to raise necessary capital, it could be forced to curtail or cease operations. If operations do not become profitable, the Company will have to raise additional funds in the next 12 months similar to those obtained earlier.

The Company's present lines of credit will not permit it to operate at any level of profitability. In order to grow and become profitable the Company will require additional financing. Management believes that the Company will require additional credit over the next three years in order to expand its loan origination capabilities. If such additional credit is not available to the

Company, the Company could be required to reduce the scope of its operations, which could adversely affect the Company's results of operation.

The Company's long term objectives are to grow, become profitable, and build financial strength in order to continue a pattern of adding value to its customers and shareholders.

The Company at March 31, 2001 had a cash position of $15,500. The Company has generated cash (to cover its operating losses) through borrowings and the sale of its common stock.

The Company expects to continue to operate at a loss for the foreseeable future.

Market Risk

The Company incurred a loss on certain marketable securities which it held. They were written down to zero as the securities were no longer traded and have no market value.

The Company's business will be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values results in increased loan-to-value ratios thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. To the extent that prospective borrowers do not meet the Company's underwriting criteria, the volume of loans originated by the Company could decline. A decline in loan origination volumes could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Changes in the level of consumer confidence, real estate values, prevailing interest rates and investment returns expected by the financial community could make mortgage loans of the types originated by the Company less attractive to borrowers or investors because, among other things, the actual rates of delinquencies and foreclosures on such loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general.

In addition, the Company could experience losses on its inventory of loans due to changes in economic or financial conditions, including changes in interest rates, that may be beyond the Company's control.

Interest rate movements may significantly impact the Company's volume of closed loans. As such, interest rate movements represent a major component of market risk to the Company. In a higher interest rate environment, consumer demand for mortgage loans, particularly refinancing of existing mortgages, declines. Interest rate movements affect the interest income earned on loans held for sale, interest expense on the warehouse lines payable, the value of mortgage loans held for sale and ultimately the gain on sale of mortgage loans. In addition, in an increasing interest rate environment, the Company's mortgage loan brokerage volume is adversely affected.

The Company currently does not engage in any hedging activities. Therefore, a rise in interest rates may adversely affect the earnings of the Company.

The Company currently does not maintain a trading portfolio. As a result, the Company is not exposed to market risk as it relates to trading activities. The majority of the Company's portfolio is held for sale which requires the Company to perform market valuations of its pipeline, its mortgage portfolio held for sale and related forward sale commitments in order to properly record the portfolio and the pipeline at the lower of cost or market. Therefore, the Company monitors the interest rates of its loan portfolio as compared to prevailing interest rates in the market.

The Company typically does not pre-sell the mortgages it originates when the Company establishes the borrower's interest rate and therefore has interest rate exposure on such loans. The Company's future operating results are more sensitive to interest rate movements than a mortgage lender who pre-sells the mortgage loans it originates.

Industry Trends

The growth in volume that the mortgage industry has seen over the past few years has resulted from a general downward trend in interest rates. The Company believes that mortgage volume may tend to decrease on a relative basis in higher interest environments, but higher interest rates generally result in smaller mortgage companies leaving the market resulting in potentially larger market shares for continuing mortgage bankers. The Company believes that it will be able to realize the opportunities in such an environment, but there can be no assurance that it will be able to do so.

The Company also believes that the industry will continue to offer broader and more diversified product offerings and that technology will play an increasing part in real estate transactions, including expanded use of Internet capabilities. The Company has begun preliminary work to make the necessary investments in these technologies. Management believes that the Company should fully automate its accounting and loan underwriting functions and then establish a website which facilitates electronic commerce between the Company and its customers, investors and brokers. Various members of management have attended several industry tradeshows in order to explore software options. While management feels there are several viable options for both the underwriting and accounting functions, the Company has not entered into any agreements. Difficulties in establishing the desired technology platform include the speed with which technology becomes obsolete and the mortality rate of software vendors. The mortgage industry as a whole has not had great success in implementing technology. Management is hesitant to commit to specific software models until it has the resources to properly select vendors. The Company will need to raise additional capital to complete these necessary investments in technology. Even then, there can be no assurance that the technology will be viable.

Inflation And Seasonality

The Company believes the effect of inflation, other than its potential effect on market interest rates, has been insignificant. Seasonal fluctuations in mortgage originations generally do not have a material effect on the financial condition or results of operations of the Company.

Accounting Developments

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125, among other things, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires that after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 also requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. The Company has complied with these standards as evidenced in the writedown of marketable securities.

On June 15, 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company has engaged in no hedging activities since its inception and has not been affected by SFAS No. 133.

In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. SFAS No. 134 amends SFAS No. 65, Accounting for Certain Mortgage Backed Securities, to require that after an entity that is engaged in mortgage banking activities has securitized mortgage loans that are held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This statement is effective for the first fiscal quarter beginning after December 15, 1998, with earlier application encouraged. At this time, the Company has retained no positions in securitizations of this type and does not anticipate any impact from the adoption of this standard.

The American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. To date the Company has not incurred any expense on the development of software for internal use.

DESCRIPTION OF PROPERTY

The Company recently moved its corporate headquarters in Austin, Texas and opened a retail production office in Brownsville, Texas. The following table sets forth information concerning these facilities:

     Tenant Location               Approx. Size       Lease Expiration      Monthly Rent
     ---------------               ------------       ----------------      ------------

111 Congress Avenue              139 square feet      February 28, 2002       $899.40
Suite 461
Austin, TX  78701

1213 East Alton Gloor Ave.       752 square feet        March 15, 2003        $665.00
Suite E
Brownsville, TX 78521


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since its organization in 2000, the Company from time to time has borrowed monies from Glenn LaPointe and Ty Davidson, both of whom are officers/directors of the Company. These loans and purchase arrangements were on terms favorable to the Company and not in excess of then market rates. None of these loans are outstanding and none of the directors or executive officers have any agreement with or obligation to purchase loans from the Company.

Glenn LaPointe, Marshal Sanders, III, and Roel Covarrubias, all officers and/or directors of the Company, have each guaranteed the indebtedness of the Company on the Company's warehouse credit facility agreements. Messrs. LaPointe, Covarrubias and Sanders have each jointly and severally guaranteed the payment by the Company of a $5,000,000 warehouse facility. Each of these guarantees has been given in an effort to assist the Company and none of these guarantors have been compensated for the guarantees.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Company's Common Stock, at the time of this filing, has no established public trading market. The Company intends to apply to have the Common Stock traded on the OTC Bulletin Board. No assurance can be given that such application will be approved and, if approved, that an active trading market for the Common Stock will be established or maintained.

In the contemplated spin-off to shareholders of Innovation International, shareholders of Innovation International were granted the right to receive 1,600,000 shares of Common Stock of the Company and 1,600,000 common stock purchase warrants.

Shares and warrants to be received by shareholders of Innovation International will not be restricted shares. The remaining shareholders of the Company who acquired their shares in the Company as a part of an acquisition of the Company's subsidiary, may sell their shares only upon registration under the Securities Act of 1933 (the "1933 Act") or under Rule 144 promulgated by the Securities and Exchange Commission or some other exemption from registration under the 1933 Act.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned his or her restricted shares for at least one year, including persons who may be deemed "affiliates" of the Company, as that term is defined under the Act, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of the Company's Common Stock or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale. The sales would also be subject to the requirement that there be information publicly available and that the issuer has filed all required reports under the 1934 Act. As a reporting company when this registration statement becomes effective, the Company will satisfy this requirement. Equivalent information may be available from other sources prior to the time the Company's securities are registered. The sales must be broker sales where the broker simply executes the sale, does not solicit offers to purchase and receives no more than the normal commission. A person who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned his or her restricted shares for at least two years, would be entitled to sell such shares under Rule 144 at any time and without regard to the volume limitations described above.

None of the holders of any shares of Common Stock of the Company are entitled to any registration rights.

The Company has not paid any dividends on its Common Stock and intends to retain all earnings for use in its operations and to finance the development and the expansion of its business. It does not anticipate paying any dividends on the Common Stock in the foreseeable future. The payment of dividends is within the discretion of the Company's Board of Directors. Any future decision with respect to dividends will depend on future earnings, future capital needs and the Company's operation and financial condition, among other factors.

EXECUTIVE COMPENSATION

Through the date of this registration statement, neither the Company nor RFC has paid compensation to its executive officers. It is anticipated that the Company will enter into compensation arrangements with its officers at such time as it is financially able to do so.

RFC has entered into an employment agreement with Glenn A. LaPointe providing for an initial term of three years. The employment agreement became effective upon March 1, 2000 and provides for an annual base salary of $120,000 and a bonus based on a profit sharing formula. The agreement provides for an annual extension, subject to the performance of an annual evaluation by disinterested members of the Board of Directors. The agreement also provides for termination upon the employee's death or for cause. The employment agreement is also terminable by the employee upon 90 days' notice to the RFC.

In the event Mr. LaPointe is involuntarily terminated without cause, he will receive his salary and insurance benefits for a period of 12 months. In addition, in the event employment involuntarily terminates in connection with a "change in control" of RFC or within twelve months thereafter, the employment agreement provides for the payment to LaPointe of an amount equal to 299% of his five-year average annual base compensation. If the employment of LaPointe had been terminated as March 1, 2000 under circumstances entitling him to a change in control severance payment as described above, he would have been entitled to receive a lump sum cash payment of approximately $538,200. The agreement also provides for the continued payment to LaPointe of health benefits for the remainder of the term of his contract in the event he is terminated in connection with a change in control. No payments have been made by RFC under this agreement. See Exhibit 10.

The following table sets forth cash compensation paid or to be paid by the Company during the year ended March 31, 2001 to Mr. LaPointe.


==============================================================================================
                             SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------
  Name and Principal         Year            Salary          Bonus       Options      Other
       Position
----------------------- -------------- ----------------- ------------ ------------- ----------

Glenn A. LaPointe            2000          $100,000(1)        (2)          (3)         (3)
President   and  Chief
Executive Officer

==============================================================================================

(1) Mr. LaPointe did not receive any salary. He has agreed to defer this compensation until the Company is financially able to pay it.
(2)  Mr. LaPointe earned no bonus during the year ended March 31, 2001.
(3) The Company has no stock option, restricted stock or other long-term incentive plans.

EXPERTS

         The financial statements as of March 31, 2001 and 2000 and the related statements of income changes in shareholders' capital and cash flows for the year then ended and the period from exception (February 17, 2000) to March 31, 2000 have been audited by Robneth & Company, P.C., Austin, Texas, independent accountants as set forth in their reports. The financial statements have been included in reliance upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURES

         On or about June 29, 2001 the Company engaged Robnett & Company, P.C. as its auditors and certifying accountants. Sprouse and Winn, the Company's previous accounting firm, had asked to be discharged in order to avoid possible future conflicts of interest. There were no disagreements between Sprouse & Winn and the company as to accounting policies, financial disclosures or any other material issues.

WHERE YOU CAN FIND MORE INFORMATION

         You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.


INDEX TO FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----
Independent Auditor's Report                                           FS-1

Balance Sheets at March 31, 2001 and 2000                              FS-2

Income Statements for the year ended March 31, 2001 and
 Period from Inception  (February 17, 2000) to March 31, 2000          FS-3

Statements of the Changes in Shareholders' Capital for the year ended March 31, 2001 and the period from inception (February 17,
 2000) to March 31, 2000                                               FS-4

Statement of Cash Flows for the year ended March 31, 2001 and
 the period from inception (February 17, 2000) to March 31, 2000       FS-5

Notes to Financial Statements March 31, 2001                           FS-6

Accountants' Review Report for the period ended June 30, 2001          FS-7

Balance Sheets at June 30, 2001 (unaudited)                            FS-8

Income Statements for the period ended June 30, 2001 (unaudited)       FS-9

Statement of Changes in Stockholders' Capital
 for the period ended June 30, 2001 (unaudited)                        FS-10

Statement of Cash Flows for the period ended June 30, 2001 (unaudited) FS-11

Notes to Financial Statements for the period ended June 30, 2001       FS-12

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
Referral Holdings Corporation
and its Wholly Owned Subsidiary

We have audited the accompanying balance sheets of Referral Holdings Corporation and its wholly owned subsidiary as of March 31, 2001 and 2000, and the related statements of income, changes in stockholders' capital, and cash flows for the year then ended and the period from inception (February 17, 2000) to March 31, 2000. These financial statements are the responsibility of Referral Holdings Corporation and its wholly owned subsidiary's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Referral Holdings Corporation and its wholly owned subsidiary as of March 31, 2001 and the period from inception (February 17, 2000) to March 31, 2000 and related statements of income, changes in stockholders' capital, and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 8 to the financial statements, the Corporation has suffered losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Robnett & Company, P.C.
Austin, Texas

July 12, 2001

                                     (FS-1)

                          Referral Holdings Corporation
                         and its Wholly Owned Subsidiary
                          Referral Finance Corporation
                  (formerly Referral Finance.com Corporation)
                        (A Development Stage Corporation)

                                 BALANCE SHEETS

                            March 31, 2001 and 2000


                                                         2001            2000
                                                    =============  =============
             ASSETS
             ------

Current Assets
      Cash                                                 15,500        50,452
      Accounts Receivable                                   5,000             -
                                                    -------------- -------------
          Total Current Assets                             20,500        50,452

Investments in Equity Securities                                -     1,470,000
Deferred Tax Asset                                        505,495             -
                                                    -------------- -------------
Total Assets                                              525,995     1,520,452
                                                    ============== =============

           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------

Current Liabilities
      Accounts Payable                                     80,400             -
      Note Payable                                         20,915             -
      Participation Payable                               377,491             -
      Due to Related Parties                              207,523        50,000
      Deferred Tax Liability                                    -       355,000
                                                    -------------- -------------
          Total Current Liabilities                       686,329       405,000

Stockholders' Equity
      Preferred Stock, 20,000,000 shares no par
      authorized, 4,150,000 shares issued and
      outstanding at March 31, 2001 and 2000            1,117,030     1,117,030

      Common Stock, 100,000,000 shares no par
      authorized, 19,798,142 and 4,850,000 issued
      and outstanding at March 31, 2001 and 2000           85,670           970

      Deficit Accumulated During the
      Development Stage                                (1,363,034)       (2,548)
                                                    -------------- -------------
          Total Stockholders' Equity                     (160,334)    1,115,452

                                                    -------------- -------------
Total Liabilities and Stockholders' Equity                525,995     1,520,452
                                                    ============== =============

                       SEE NOTES TO FINANCIAL STATEMENTS


                                     (FS-2)

                          Referral Holdings Corporation
                         and its Wholly Owned Subsidiary
                          Referral Finance Corporation
                  (formerly Referral Finance.com Corporation)
                        (A Development Stage Corporation)

                            STATEMENTS OF OPERATIONS

                   For the Year Ended March 31, 2001 and the
           Period from Inception (February 17, 2000) to March 31, 2000

                                                                                     Cumulative as
                                                                                      of  March 31,
                                                               2001          2000         2001
                                                          -----------    ----------   -----------

Revenues                                                  $    82,295   $      --     $    82,295

Cost of Revenues
      Cost of Loans Sold and Originated                        10,227          --          10,227
      Loss from Sale of Loans                                  36,941          --          36,941
                                                           ----------    ----------    ----------
         Total Cost of Revenues                                47,168          --          47,168
                                                           ----------    ----------    ----------

Gross Profit                                                   35,127          --          35,127
                                                           ==========    ==========    ==========

Operating Expenses
      Bad Debt Expense                                         31,464          --          31,464
      Contract Labor                                           74,704          --          74,704
      Dues & Subscriptions                                      3,787          --           3,787
      Equipment Rental                                         10,783          --          10,783
      General & Administrative                                  2,189          --           2,189
      Insurance                                                10,057         2,548        12,605
      Legal & Professional                                     76,613          --          76,613
      Licenses & Permits                                        2,102          --           2,102
      Office Expenses                                           4,561          --           4,561
      Postage & Delivery                                        7,915          --           7,915
      Printing & Reproduction                                  47,416          --          47,416
      Rent                                                     19,492          --          19,492
      Repairs & Maintenance                                     5,465          --           5,465
      Salaries & Wages                                        146,595          --         146,595
      Telephone                                                28,383          --          28,383
      Travel & Entertainment                                   18,793          --          18,793
                                                           ----------    ----------    ----------
         Total Operating Expenses                             490,319         2,548       492,867
                                                           ----------    ----------    ----------

Other Income & (Expenses)
      Loss on Write Off of Equity Securities (Note 2)      (1,115,000)         --      (1,115,000)
      Loss on Write Off of Mortgage Receivables (Note 3)     (283,116)         --        (283,116)
      Interest Expense                                        (32,648)         --         (32,648)
      Interest Income                                          19,975          --          19,975
                                                           ----------     ---------    ----------
         Total Other Expenses & Deductions                 (1,410,789)         --      (1,410,789)
                                                           ----------     ---------    ----------
Net Loss Before Income Taxes                              $(1,865,981)   $   (2,548)  $(1,868,529)
                                                           ==========     =========    ==========

Earnings Per Share - Before Income Benefit                $    (0.094)   $   (0.005)

Earnings Per Share - After Income Benefit                 $    (0.071)   $   (0.005)


                       SEE NOTES TO FINANCIAL STATEMENTS


                                     (FS-3)

                          Referral Holdings Corporation
                         and its Wholly Owned Subsidiary
                          Referral Finance Corporation
                  (formerly Referral Finance.com Corporation)
                        (A Development Stage Corporation)

                            STATEMENTS OF CASH FLOWS

                   For the Year Ended March 31, 2001 and the
           Period from Inception (February 17, 2000) to March 31, 2000

                                                                                      Cumulative
                                                                                        as of
                                                            2001           2000     March 31, 2001
                                                         ----------    ----------   --------------

Cash flows from operating activities
       Net Loss                                          (1,865,981)       (2,548)   $(1,363,034)
       Adjustments to reconcile net income to net
       cash provided by operating activities:

            Increase in accounts receivable                  (5,000)          --          (5,000)
            Increase in accounts payable                     80,400           --         (80,400)
            Loss realized on Equity Securities            1,115,000           --       1,115,000
            Increase in deferred taxes benefit             (505,495)          --        (505,495)
                                                         -----------    ---------     -----------
            Total Adjustments                               684,905           --         684,905
                                                         -----------    ---------     -----------
       Net cash used by operating activities               (675,851)       (2,548)      (678,219)
                                                         -----------    ----------    -----------

Cash flows from financing activities:
       Proceeds from issuance of debt                       398,406        50,000        448,406
       Proceeds from issuance of common stock                84,700         3,000         87,700
       Proceeds from debt to related parties                157,523           --         157,523
                                                         -----------    ----------    -----------
       Net cash provided by financing activities            640,629        53,000        693,629
                                                         -----------    ----------    -----------

Net increase (decrease) in cash and equivalents             (34,952)       50,452         15,500
Cash and equivalents beginning of year                       50,452          --              --
                                                         -----------    ----------    -----------
Cash and equivalents end of year                             15,500        50,452         15,500
                                                         ===========    ==========    ===========

Supplemental disclosures of cash flow information:
       Cash paid during the year for:
            Interest expense                                 21,949          --           21,949
                                                         ===========    ==========    ===========


                       SEE NOTES TO FINANCIAL STATEMENTS


                                     (FS-4)

                          Referral Holdings Corporation
                         and its Wholly Owned Subsidiary
                          Referral Finance Corporation
                  (formerly Referral Finance.com Corporation)
                        (A Development Stage Corporation)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                    For the Year Ended March 31, 2001 and the
           Period from Inception (February 17, 2000) to March 31, 2000

                                                                                                Deficit
                                                                                              Accumulated
                                            Preferred Stock            Common Stock            During the
                                      --------------------------  -------------------------    Development
                                         Amount        Shares       Amount         Shares         Stage            Total
                                      ======================================================================================

Balance at February 17, 2000          $       --             --    $       --            --      $        --    $         --

Issuance of Stock for Cash                 2,030          1,015           970     4,850,000               --           3,000

Issuance of Stock for Securities       1,115,000      4,148,985            --            --               --       1,115,000

Net Loss                                      --             --            --            --           (2,548)         (2,548)

                                      -----------   ------------  ------------  -------------    -------------   ------------
Balance at March 31, 2000              1,117,030      4,150,000           970     4,850,000           (2,548)      1,115,452

Issuance of Stock for Cash                    --             --        84,700       272,504               --          84,700

Issuance of Common Stock
  for Acquisition of Subsidiary               --             --            --     14,675,638              --              --

Net Loss                                      --             --            --             --       (1,360,486)     (1,360,486)
                                      -----------   ------------  ------------  --------------   -------------    ------------

Balance at March 31, 2001             $1,117,030      4,150,000   $    85,670      19,798,142    $ (1,363,034)   $   (160,334)
                                     =========================================================================================

                       SEE NOTES TO FINANCIAL STATEMENTS


                                     (FS-5)

                          Referral Holdings Corporation
                         and its Wholly Owned Subsidiary
                          Referral Finance Corporation
                  (formerly Referral Finance.com Corporation)
                        (A Development Stage Corporation)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000



NOTE - 1 DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Referral Holdings Corporation (formerly Referral Finance.com Corporation) and its Wholly Owned Subsidiary (the Corporation) was incorporated in Nevada on April 26, 2000 as a wholly owned subsidiary of Innovation International, Inc. (Innovation)

On September 20, 2000, pursuant to an agreement dated September 15, 2000, the Corporation acquired 100% of the capital stock of Referral Finance.com Corporation from nine individuals representing all of the holders of said stock. Effective with the completion of that acquisition, Referral Finance.com Corporation became a wholly owned subsidiary of the Corporation. The Corporation was no longer a subsidiary of Innovation, all of its outstanding shares being now owned by the former shareholders of Referral Finance.com Corporation.

As part of the agreement referred to above, the Corporation became obligated to distribute to the shareholders of Innovation, on a pro-rata basis, 1,600,000 shares of its par value common stock and 1,600,000 common stock purchase warrants. The shares and warrants have not yet been distributed and will not be until a registration statement on form 10SB has been cleared by the SEC.

Referral Finance.com Corporation is the only operating subsidiary of Referral Holdings Corporation (formerly Referral Finance.com Corporation) and its Wholly Owned Subsidiary. Since the registrant has acquired Referral Finance.com Corporation, the financial statements of March 31, 2001 and the period from inception (February 17, 2000) to March 31, 2000 are in effect the financial statements of the registrant.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Referral Holdings Corporation and its wholly owned subsidiary, Referral Finance.com Corporation. All inter - company accounts and transactions have been eliminated.

CASH AND EQUIVALENTS

The Corporation considers all highly liquid investments with maturity of three months or less to be cash equivalents for the purpose of determining cash flows.


                                     (FS-6)

ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

PREFERRED STOCK

Preferred stock has a liquidation preference of $1 per share and each share may be converted to one share of common stock. Preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred shares could be converted and has a senior right of dividend payment.

REVENUE RECOGNITION POLICY

The Corporation primarily brokers loans. Upon loan closing, the Corporation receives a broker fee. The Corporation may also, on occasion, originate residential mortgage to later be sold in the open market. When origination occurs, the Corporation borrows funds from its warehouse lender at a negotiated rate over prime. The Corporation in turn, lends the funds to a qualified buyer at an equal or higher rate of interest. The loan is then sold at a premium or par to qualified investors. The Corporation does not retain any servicing rights on the loans.

INCOME TAXES

The Corporation accounts for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NOTE - 2 INVESTMENTS IN MARKETABLE  SECURITIES

In determining the fair value of the Corporation's marketable securities on March 31, 2000, the trading price of $4.00 was discounted. Communications with several brokerage companies revealed a discount of 25-50% was appropriate, given the thinly traded position of the underlying security. A valuation of 35%, representing the approximate average of this range, was used.

During the year ended March 31, 2001, the Company in which these shares were held was liquidated and ceased operations. When this event occurred, the shares were no longer traded on the over the counter bulletin board and the fair value became zero. Due to this event, management has written down this security to zero and recognized a realized loss from the write-off of the securities net of the deferred tax liability of $355,000, which was accrued at March 31, 2000 to account for the future gain from disposition of the shares of stock. The fair value of the shares of stock at March 31, 2001 and 2000 was $ 0 and $ 1,470,000, respectively.

NOTE - 3 NOTES PAYABLE

A bank has extended the Corporation a note payable for $31,816 on December 14, 2000. The note was due on June 30, 2001 at an interest rate of 9.5%. The Corporation is indebted to the bank in the amount of $21,527 plus accrued interest of $193 at March 31, 2001. At the date of report, the Corporation is in default of its agreement with the bank and the entire principal and interest is due and payable.

NOTE - 4 PARTICIPATION PAYABLE

The Corporation has entered into a "Participation Agreement" whereby the bank (the "Participant") has agreed to fund the Corporation (the "Mortgage Originator") capital to fund mortgages that the Corporation has originated at 98% of the par value. The Participation Agreement requires the Corporation to repay such funding (purchase the "participation") from the bank as principal and interest is collected on the outstanding mortgages being serviced or in full as the mortgages are sold to outside investors. Participation bears interest at a variable rate of prime plus 1.5-3.5%. At March 31, 2001, the Corporation is in default of its Participation Agreement and the bank and has taken possession of the security (Note 7). Principle and accrued interest of $377,491 and $3,821 are payable at March 31, 2001.

NOTE - 5 RELATED PARTY TRANSACTIONS

The president has deferred thirteen months of salary from March 1, 2000 to March 31, 2001. The Corporation is indebted to the president $130,000 per employment agreement between the president and the Corporation dated March 1, 2000.

On February 17, 2000 (Inception) the president of the Corporation contributed shares of a publicly traded company. These shares have since been written down to zero and a realized loss accrued. (See Note 2)

An officer of the Corporation loaned to the Corporation $50,000 on March 20, 2000 at a stated interest rate of 8% annually to be repaid in principle and accrued interest by March 31, 2002. The Corporation owes the officer $8,757 and $50,000 on March 31, 2001 and 2000, respectively.

A shareholder has loaned the Corporation cash during the year ended March 31, 2001 to fund operating deficits. The corporation signed a note payable to the shareholder bearing interest at 8% annually to be repaid by March 31, 2002. The Corporation owes the officer $68,766 on March 31, 2001.

An affiliate of the president was lent $5,000 on December 5, 2000 bearing interest at 8% to be repaid, principle and interest, on December 31, 2001.

NOTE - 6 DEFERRED TAX BENEFIT

The Corporation files a consolidated federal income tax return with its wholly owned subsidiary. The Corporation had net operating losses before income tax benefit of ($1,865,983) which are available to be carried forward for twenty years, expiring the tax year ended 2021, to be off set against future potential income. The Corporation has recognized a deferred tax asset calculated using a marginal tax rate of 30% of the current year net operating loss and deferred salaries totaling $505,495 at March 31, 2001.

NOTE - 7 COMMITMENTS AND CONTINGENCIES

The Corporation is contractually obligated to issue 1,600,000 common stock purchase warrants to the shareholders of Innovation International. Each warrant entitles the holder to purchase one (1) common stock at $1.25 per share. The warrants expire June 30, 2002 and are redeemable solely by the Corporation at any time on thirty (30) days written notice at a price of $0.25 per warrant. The warrants will not be issued until this registration statement has been declared effective.

The Corporation is obligated under operating leases for equipment. Future minimum lease payments are as follows:

                       Twelve Month Periods
                          Ended March 31,
           2002             $  10,584
           2003                10,584
           2004                 6,580
           2005                 3,150
                          ------------
          Total             $  30,898

The Corporation is in default with the note payable and its Participation Agreement with a bank as described in Note 3 and 4 to the financial statements. The Corporation has lost all rights associated with the mortgages receivable and the bank has taken possession of the mortgages receivable as security for the Participation Agreement. The bank plans to liquidate the receivables at a wholesale value and credit the participation payable, notes payable and accrued interest for the amount collected. No reliable estimate for the liquid value of the receivables exists as of the date of report and the participation payable and note payable remain on the books at their full value.

NOTE - 8 GOING CONCERN

As shown in the accompanying financial statements, the Corporation incurred a net loss of $1,360,486 and $2,548 for the year ended March 31, 2001 and the period from inception (February 17, 2001) to March 31, 2000 and as of March 31, 2001, the Corporation's current liabilities exceed its assets by 160,334. The ability of the Corporation to continue as a going concern is dependent on increasing revenues and obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Corporation is unable to continue as a going concern.

                           ACCOUNTANT'S REVIEW REPORT



To the Board of Directors of
Referral Holdings Corporation
and its Wholly Owned Subsidiary
Austin, Texas

We have reviewed the accompanying balance sheet of Referral Holdings Corporation and its Wholly Owned Subsidiary as of June 30, 2001 and the related statements of income and retained earnings and cash flows for the quarter then ended, in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Referral Holdings Corporation and its Wholly Owned Subsidiary.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.



Robnett & Company, P.C.
Austin, Texas

August 13, 2001

                                     (FS-7)

                         Referral Holdings Corporation
                        and its Wholly Owned Subsidiary
                          Referral Finance Corporation
                  (formerly Referral Finance.com Corporation)
                         (A Development Stage Company)

                           BALANCE SHEET - UNAUDITED

                                 June 30, 2001


                                     ASSETS

Current Assets
   Cash                                               $    12,758
   Accounts Receivable                                      6,000
                                                      ------------
        Total Current Assets                               18,758

Fixed Assets
   Furniture Fixtures and Equipment                         2,400
   Less:  Accumulated Depreciation                            (60)
                                                       -----------
        Total Furniture Fixtures and Equipment              2,340

Deferred Tax Asset                                        540,460
                                                       -----------
Total Assets                                           $  561,558
                                                       ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts Payable                                    $  115,482
   Accrued Interest                                        17,074
   Note Payable                                            23,315
   Participation Payable                                  377,491
   Due to Related Parties                                 229,801
                                                       -----------
        Total Current Liabilities                         763,163

Stockholders' Equity
   Common Stock, 100,000,000 shares $0.001 par
    authorized, 20,044,000 shares issued and
    outstanding at June 30, 2001                           20,044
Additional Paid-In Capital                              1,220,656
Deficit Accumulated During Development Stage           (1,442,305)
                                                       -----------
        Total Stockholders' Equity                       (201,605)

                                                       -----------
Total Liabilities and Stockholders' Equity             $  561,558
                                                       ===========



                 See accompanying notes and accountant's report


                                     (FS-8)

                         Referral Holdings Corporation
                        and its Wholly Owned Subsidiary
                          Referral Finance Corporation
                  (formerly Referral Finance.com Corporation)
                         (A Development Stage Company)

                          INCOME STATEMENT - UNAUDITED

                      For the Quarter Ended June 30, 2001


                                                 As of       Cumulative as of
                                               6/30/2001       June 30, 2001
                                             -------------    ---------------

Revenues                                     $    124,638      $     206,933

Cost of Revenues
   Cost of Loans Sold and Originated               19,416             29,643
   Loss from Sale of Loans                            -               36,941
                                             -------------     --------------
        Total Cost of Revenues                     19.416             66,584
                                             -------------     --------------

Gross Profit                                      105,222            140,349
                                             -------------     --------------

Operating Expenses
   Advertising                                      4,171              4,171
   Bad Debt Expense                                   500             31,964
   Contract Labor                                  31,998            106,702
   Depreciation                                        60                 60
   Dues and Subscriptions                             -                3,787
   Equipment Rental                                 5,068             15,851
   General and Administrative                       1,073              3,262
   Insurance                                          -               12,605
   Legal and Professional                          18,509             95,122
   Licenses and Permits                               -                2,102
   Office Expense                                  21,125             25,686
   Postage and Delivery                               959              8,874
   Printing and Reproduction                        5,067             52,483
   Rent                                            14,340             33,382
   Repairs and Maintenance                            -                5,465
   Salaries and Wages                              76,280            222,875
   Telephone                                       19,484             47,867
   Travel and Entertainment                           700             19,493
   Utilities                                        3,050              3,050
                                             -------------     --------------
                                                  202,384            695,251
                                             -------------     --------------


                 See accompanying notes and accountant's report


                                     (FS-9)

                         Referral Holdings Corporation
                        and its Wholly Owned Subsidiary
                          Referral Finance Corporation
                  (formerly Referral Finance.com Corporation)
                         (A Development Stage Company)

                    INCOME STATEMENT - CONTINUED - UNAUDITED

                      For the Quarter Ended June 30, 2001




Other Income and (Expenses)
   Loss on Write Off of Equity
     Securities (Note 2)                              -           (1,115,000)
   Loss on Write Off of Mortgage
     Receivables (Note 3)                             -             (283,116)
   Interest Expense                               (17,074)           (49,722)
   Interest Income                                    -               19,975
                                             -------------     --------------
        Total Other Expenses & Deductions         (17,074)        (1,427,863)
                                             -------------     --------------

Net Loss Before Income Taxes                     (114,236)        (1,982,765)
                                             =============     ==============

Income Tax Benefit (Note 6)                        34,965            540,460
                                             -------------     --------------
Net Loss                                     $    (70,271)     $  (1,442,305)
                                             =============     ==============

Earnings Per Share - Before Income Benefit   $     (0.006)

Earnings Per Share - After Income Benefit    $     (0.004)




                 See accompanying notes and accountant's report


                                    (FS-9.1)

                         Referral Holdings Corporation
                        and its Wholly Owned Subsidiary
                          Referral Finance Corporation
                  (formerly Referral Finance.com Corporation)
                         (A Development Stage Company)

           STATEMENT OF CHANGES IN STOCKHOLDERS' CAPITAL - UNAUDITED

                      For the Quarter Ended June 30, 2001


                                                                   Deficit
                                                                 Accumulated
                                                  Additional     During the
                                     Common        Paid In       Development
                                     Stock         Capital         Stage          Total
                                  ------------   ------------   -------------   -----------

Balance at February 17, 2000       $      -      $       -      $       -       $      -

Issuance of 4,850,000 shares            4,850      1,113,150            -        1,118,000
 of common stock for cash

Net Loss                                  -              -           (2,548)        (2,548)
                                  ------------   ------------   -------------   -----------
Balance at March 31, 2000               4,850      1,113,150         (2,548)     1,115,452

Issuance of 272,504 Shares of             248         84,453            -           84,701
 Common Stock for Cash

Issuance of 14,675,638 shares          14,676        (14,676)           -              -
 of Common Stock for Acquisition
 of Subsidiary

Net Loss                                  -              -       (1,360,486)    (1,360,486)
                                  ------------   ------------   -------------   -----------
Balance at March 31, 2001           $  19,774      1,182,927    $(1,363,034)    $ (160,333)

Issuance of 270,500 shares                270         37,729            -           37,999
 of Common Stock for Cash

Net Loss                                  -              -          (79,271)       (79,271)
                                  ------------   ------------   -------------   -----------

Balance at June 30, 2001            $  20,044     $1,220,656    $(1,442,305)     $(201,605)
                                  ============   ============   =============   ===========




                 See accompanying notes and accountant's report

                                    (FS-10)

                         Referral Holdings Corporation
                        and its Wholly Owned Subsidiary
                          Referral Finance Corporation
                  (formerly Referral Finance.com Corporation)
                         (A Development Stage Company)

                       STATEMENT OF CASH FLOWS - UNAUDITED

                      For the Quarter Ended June 30, 2001


                                                         As of       Cumulative as of
                                                     June 30, 2001    June 30, 2001
                                                     -------------    -------------

Cash Flows from operating activities

   Net Income                                        $    (79,271)    $ (1,442,305)
                                                     -------------    -------------
   Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depreciation and Amortization                           60               60
       Increase in accounts receivable                     (1,000)          (6,000)
       Increase in accounts payable                        35,082          115,482
       Loss realized on equity securities                     -          1,115,000
       Decrease in deferred taxes payable                 (34,965)        (540,460)
                                                     -------------    -------------
        Total adjustments                                  16,251         (701,156)
                                                     -------------    -------------
   Net cash used by operating activities                  (63,020)        (741,149)
                                                     -------------    -------------

Cash flow from financing activities:

   Proceeds from financing activities:
       Proceeds from issuance of debt                         -            448,406
       Proceeds from debt to related parties               22,278          109,978
       Proceeds from issuance of common stock              38,000          195,523
                                                     -------------    -------------
   Net cash provided by financing activities               60,278          753,907
                                                     -------------    -------------

Net increase (decrease) in cash and equivalents            (2,742)          12,758
Beginning cash and equivalents                             15,500              -
                                                     -------------    -------------
Ending cash and equivalents                          $     12,758      $    12,758
                                                     =============    =============
Supplemental disclosures of cash flow information:

   Cash paid during the year for:

        Interest Expense                             $        -        $    21,949
                                                     =============    =============


                 See accompanying notes and accountant's report


                                    (FS-11)

                          Referral Holdings Corporation
                         and its Wholly Owned Subsidiary
                          Referral Finance Corporation
                   (formerly Referral Finance.com Corporation)
                        (A Development Stage Corporation)

                    NOTES TO FINANCIAL STATEMENTS - UNAUDITED

                                  June 30, 2001


                             See Accountant's Report


NOTE - 1 DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Referral Holdings Corporation (the Corporation) was incorporated in Nevada on April 26, 2000 as a wholly owned subsidiary of Innovation International, Inc. (Innovation)

On September 20, 2000, pursuant to an agreement dated September 15, 2000, the Corporation acquired 100% of the capital stock of Referral Finance Corporation (formerly Referral Finance.com Corporation) (the "Subsidiary") from nine individuals representing all of the holders of said stock. Effective with the completion of that acquisition, Referral Holdings Corporation became a wholly owned subsidiary of the Corporation. The Corporation was no longer a subsidiary of Innovation, all of its outstanding shares being now owned by the former shareholders of Referral Finance Corporation.

As part of the agreement referred to above, the Corporation became obligated to distribute to the shareholders of Innovation, on a pro-rata basis, 1,600,000 shares of its par value common stock and 1,600,000 common stock purchase warrants. The distribution of the shares and warrants is conditional on the registration statement on form 10SB has been cleared by the SEC.

Referral Finance Corporation is the only operating subsidiary of Referral Holdings Corporation. Since the registrant has acquired Referral Finance Corporation, the financial statements of March 31, 2001 and the period from inception (February 17, 2000) to March 31, 2000 are in effect the financial statements of the registrant.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Referral Holdings Corporation and its wholly owned subsidiary, Referral Finance Corporation. All inter - company accounts and transactions have been eliminated.

CASH AND EQUIVALENTS

The Corporation considers all highly liquid investments with maturity of three months or less to be cash equivalents for the purpose of determining cash flows.


                            See Accountant's Report

                                    (FS-12)

ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

DEPRECIATION

Assets are depreciated over their economic useful lives.

REVENUE RECOGNITION POLICY

The Corporation primarily brokers loans. Upon loan closing, the Corporation receives a broker fee. The Corporation may also, on occasion, originate residential mortgage to later be sold in the open market. When origination occurs, the Corporation borrows funds from its warehouse lender at a negotiated rate over prime. The Corporation in turn, lends the funds to a qualified buyer at an equal or higher rate of interest. The loan is then sold at a premium or par to qualified investors. The Corporation does not retain any servicing rights on the loans.

INCOME TAXES

The Corporation accounts for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ADVERTISING

The Corporation's policy is to expense advertising costs as the costs are incurred.


                            See Accountant's Report

NOTE - 2 NOTES PAYABLE

A bank has extended the Corporation a note payable for $31,816 on December 14, 2000. The note was due on June 30, 2001 at an interest rate of 9.5%. The Corporation is indebted to the bank in the amount of $21,527 plus accrued interest of $704 at June 30, 2001. At the date of report, the Corporation is in default of its agreement with the bank and the entire principal and interest is due and payable.


NOTE - 3 PARTICIPATION PAYABLE

The Corporation has entered into a "Participation Agreement" where by the bank (the "Participant") has agreed to fund the Corporation (the "Mortgage Originator") capital to fund mortgages that the Corporation has originated at 98% of the par value. The Participation Agreement requires the Corporation to repay such funding (purchase the "participation") from the bank as principal and interest is collected on the outstanding mortgages being serviced or in full as the mortgages are sold to outside investors. Participation bears interest at a variable rate of prime plus 1.5-3.5%. At June 30, 2001, the Corporation is in default of its Participation Agreement and the bank and has taken possession of the security (Note 6). Principle and accrued interest of $377,491 and $14,674 are payable at June 30, 2001.


NOTE - 4 RELATED PARTY TRANSACTIONS

The president has deferred sixteen (16) months of salary from March 1, 2000 to June 30, 2001. The Corporation is indebted to the president $160,000 per employment agreement between the president and the Corporation dated March 1, 2000.

An officer of the Corporation loaned to the Corporation $50,000 on March 20, 2000 at a stated interest rate of 8% annually to be repaid in principle and accrued interest by March 31, 2002. The Corporation owes the officer $2,507 on June 30, 2001.

A shareholder has loaned the Corporation cash during the year ended March 31, 2001 to fund operating deficits. The corporation signed a note payable to the shareholder bearing interest at 8% annually to be repaid by March 31, 2002. The Corporation owes the officer $67,294 on June 30, 2001.

An affiliate of the president was lent $5,000 on December 5, 2000 bearing interest at 8% to be repaid, principle and interest, on December 31, 2001.


                            See Accountant's Report

NOTE - 5 DEFERRED TAX BENEFIT

The Corporation files a consolidated federal income tax return with its wholly owned subsidiary. For the quarter ended June 30, 2001, the Corporation had cumulative net operating losses of ($1,442,306) which are available to be carried forward for twenty years, expiring the tax years ended 2021 and 2022, respectively, to be off set against future potential income. The Corporation has recognized a deferred tax asset calculated using a marginal tax rate of 30% of the net operating loss and deferred salaries totaling $540,460 at June 30, 2001.


NOTE - 6 COMMITMENTS AND CONTINGENCIES

The Corporation is contractually obligated to issue 1,600,000 common stock purchase warrants to the shareholders of Innovation International. Each warrant entitles the holder to purchase one (1) common stock at $1.25 per share. The warrants expire June 30, 2002 and are redeemable solely by the Corporation at any time on thirty (30) days written notice at a price of $0.25 per warrant. The warrants will not be issued until this registration statement has been declared effective.

The Corporation is obligated under operating leases for equipment. Future minimum lease payments are as follows:

         Twelve Month Periods
            Ended March 31,
         --------------------

                2002             $    7,938
                2003                 10,584
                2004                  6,580
                2005                  3,150
                                 -----------
                Total            $   28,252

The Corporation is in default with the note payable and its Participation Agreement with a bank as described in Note 2 and 3 to the financial statements. The Corporation has lost all rights associated with the mortgages receivable and the bank has taken possession of the mortgages receivable as security for the Participation Agreement. The bank plans to liquidate the receivables at a wholesale value and credit the participation payable, notes payable and accrued interest for the amount collected. No reliable estimate for the liquid value of the receivables exists as of the date of report and the participation payable and note payable remain on the books at their full value.


                            See Accountant's Report

On the date of report, a suit had been brought forth against the Corporation by a graphic arts designer for fees due under an agreement to provide services of $36,525.83. The Corporation contends that shares of stock were issued as compensation and that all parties to the contract were satisfied with the terms. The Corporation also contends that the suit is without merit and a loss contingency is not likely and does not need to be accrued.


NOTE - 7 GOING CONCERN

As shown in the accompanying financial statements, the Corporation incurred a net loss of $ (79,271) for the quarter ended June 30, 2001 and as of June 30, 2001, the Corporation's current liabilities exceed its assets by $201,605. The ability of the Corporation to continue as a going concern is dependent on increasing revenues and obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Corporation is unable to continue as a going concern.


                            See Accountant's Report

                                     Part II
                   Information not Required in the Prospectus

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Articles of the Registrant waive the personal liability of a director or officer for damages for breach of fiduciary duty except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of Section 78.300 of the Nevada General Corporation Law ("NGCL"), which concerns the unlawful payment of distributions to stockholders.

     While the Articles provide directors and officers with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, the Articles will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director or officer's breach of his or her duty of care.

     The By-Laws provide for indemnification of the directors and officers of the Registrant to the fullest extent permitted by applicable state law, as then in effect. The indemnification rights conferred by the By-Laws are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Registrant will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers and will enter into an indemnification agreement with each of its directors. Under its form of indemnification agreement, the Registrant agrees to indemnify its directors against all expenses, liability or losses incurred by the directors in their capacity as such: (i) to the fullest extent permitted by applicable law; (ii) as provided in the By-Laws as in effect on the date of such agreement; and (iii) in the event the Registrant does not maintain the aforementioned insurance or comparable coverage, to the full extent provided in the applicable policies as is in effect on the date of such agreement (the Registrant's obligations described in (ii) and (iii) being subject to certain exceptions). Contractual rights under such indemnification agreements are believed to provide the directors more protection than the By-Laws, which are subject to change.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the small business issuer (the Registrant) pursuant to the foregoing provisions, or otherwise, the small business issuer (the Registrant) has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Registrant in connection with the securities being registered are approximately as follows:

       Accounting fees and expenses                $   11,674
       Blue Sky fees and expenses                  $        0
       Legal fees and expenses                     $   12,870
       Printing expenses                           $    6,850
       Postage and miscellaneous expenses          $    1,500

       Total                                       $   32,894

UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

     On September 20, 2000, Registrant issued 19,700,500 shares of its Common Stock to the shareholders of Referral Finance.com Corporation ("RFC"). The shares were issued in exchange for 100% of the shares of RFC. The shares were issued without registration under the Securities Act of 1933 pursuant to an exemption provided for by that Act. Section 4(2) provides that transactions by an issuer not involving a public offering are exempted transactions. The Registrant relied upon that exemption as (1) the recipients of the issue were only 7 in number, (2) they are sophisticated investors who acquired the stock for their own account and not with a view to distribution, (3) there was no advertisement or public offering, (4) there were no underwriters, brokers, or dealers involved and (5) acquirors are fully aware of the Registrant's proposed operations and propose to be actively involved in them. From September 20, 2000 to the date of this registration statement, the registrant has issued 386,500 shares to 9 individuals. These shares were issued in reliance on certain private offering exemptions. The certificates representing the above shares bear legends stating they may not be offered, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

INDEX TO EXHIBITS

     The following Exhibits are filed as a part of this Registration Statement:

-------------------------------------------------------------------------------
  Exhibit No.                Description
 ------------         -------------------------

        2             Reorganization Plan and Agreement (1)

      3.1             Articles of Incorporation (1)

      3.2             By-Laws (1)

      4.1             Specimen Stock Certificate

      4.2             Specimen Warrant Certificate

        5             Opinion of Griffith,  McCague & Fernsler,
                       P.C. as to the legality of the Shares

     10.1             Employment Agreement between the Company
                       and Glenn LaPointe (2)

     10.2             Participation Agreement (2)

       21             Subsidiaries

     23.1             Consent of Robnett & Company, P.C., Auditors

     23.2             Consent of Griffith,  McCague & Fernsler,
                       P.C. (contained in Exhibit 5 above and
                       incorporated herein by reference)

       24             Power of Attorney (contained on signature page)
-----------------------------------------------------------------------------
1. Previously filed with Registrant's Registration Statement on Form 10-SB, Registration No. 0-32215 filed on E.D.G.A.R. January 5, 2001 and incorporated herein by reference.
2. Previously filed with Registrant's Amended Registration Statement on Form 10-SB, Registration No. 0-32215 filed on E.D.G.A.R. March 5, 2001 and incorporated herein by reference.

                                   Signatures



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, being duly authorized in the City of Austin, State of Texas on _________________, 2001.


                                  Referral Holdings Corporation


                             By:  /s/ Glenn A. LaPointe
                                  -------------------------------------------
                                  Name:  Glenn A. LaPointe
                                  Title:  President and Chief Executive Officer
                                  Date:

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Glenn A. LaPointe and Charles B. Jarrett, Jr. and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


        Name                       Title                             Date


/s/ Glenn A. LaPointe          Director, President and Chief
-------------------------      Executive Officer


/s/ Roel Covarrulis            Director
-------------------------


/s/ Ty Davidson                Director
-------------------------


/s/ Marshall Sanders, III      Director
-------------------------


/s/ David C. Farrar            Chief Financial Officer and
-------------------------      Chief Accounting Officer